Exhibit 99.1

FOR IMMEDIATE RELEASE:  July 12, 2018

Aspen Group Revenue Growth Rate Accelerates in Q4 to 68%

Reports Record Revenue of $22 Million in Fiscal 2018

NEW YORK, NY – July 12, 2018 - Aspen Group, Inc. (Nasdaq: ASPU), a post-secondary education company, today announced financial results for its 2018 fiscal fourth quarter ended April 30, 2018, highlighted by revenue of $7,225,029, an increase of 68% year-over-year.  Aspen Group also announced its full year results which are included in the consolidated financial statements at the end of this press release.

Aspen University students paying tuition and fees through a monthly payment method grew by 48% year-over-year, from 3,060 to 4,532. Those 4,532 students represent 70% of Aspen University’s total active student body of 6,500. United States University (“USU”) students paying tuition and fees through a monthly payment method grew from 204 to 293 students sequentially. Those 293 students represent 53% of USU’s total active student body of 557.

Michael Mathews, Chairman & CEO of Aspen Group, commented, “The company is focused on accelerating growth this upcoming fiscal year 2019 by growing both our core Aspen online nursing business and growing key new business initiatives such as USU’s Family Nurse Practitioner (“FNP”) program and our initial pre-licensure BSN hybrid online/on-campus program in Phoenix. However, we’d like to highlight the leverage in our historical business model by pointing to the fact that the Aspen University business has reached enough scale with 6,500 active students to deliver approximately $0.9 million of operating income for the fourth quarter.”

Fiscal Q4 2018 Financial Highlights:*

•

Revenue totaled $7,225,029, an increase of 68% as compared to the prior fiscal year fourth quarter;

•

Gross Profit totaled $3,506,254, a 35% increase as compared to the prior fiscal year fourth quarter;

•

Net Loss applicable to shareholders of ($3,664,485), as compared to Net Loss of ($723,729) in the prior fiscal year fourth quarter; Diluted net loss per share was $(0.26), as compared to $(0.06) in the prior fiscal year; Adjusted diluted net loss per share was $(0.15) excluding the one-time interest expense related to the early extinguishment of the $10 million credit facility;

•

EBITDA, a non-GAAP financial measure, totaled $(1,599,471);

•

Adjusted EBITDA, a non-GAAP financial measure, totaled $(1,020,004);

In reviewing these comparisons, investors should note Aspen Group acquired USU on December 1, 2017. For the fourth quarter, revenues were $7,225,029, an increase of 68% as compared to the prior fiscal year fourth quarter. Aspen University’s increase in revenues was primarily a result of new class starts rising by 42% year-over-year. USU revenues contributed nearly 15% of the quarterly revenues for the Company, rising at a faster pace than the previously projected ~10% for the quarter.

Gross profit increased to $3,506,254 or 49% gross margin. Aspen University gross profit represented 57% of Aspen University revenues for the fourth quarter, while USU gross profit equaled 27% of USU revenues during the fourth quarter. Aspen University instructional costs and services represented 18% of Aspen University revenues for the 2018 quarter, while USU instructional costs and services equaled 38% of USU revenues during the 2018 quarter. Aspen University marketing and promotional costs represented 23% of Aspen University revenues for the 2018 quarter, while USU marketing and promotional costs equaled 35% of USU revenues during the 2018 quarter.

Net loss applicable to shareholders was ($3,664,485) or diluted net loss per share of $(0.26). Aspen University generated $0.9 million of operating income for the fourth quarter, while USU experienced an operating income loss of $(1.29) million during the fourth quarter. Aspen Group corporate contributed $3.28 million of operating expenses for the fourth quarter which included the one-time $1.5 million interest expense related to the extinguishment of the $10 million credit facility. Excluding the one-time $1.5 million interest expense, the adjusted diluted net loss per share, a non-GAAP financial measure, was $(0.15).

EBITDA, a non-GAAP financial measure, was $(1,599,471) or (22%). Adjusted EBITDA, a non-GAAP financial measure, was $(1,020,004) or (14%). Aspen University generated $1.37 million of Adjusted EBITDA for the fourth quarter, while USU experienced an Adjusted EBITDA loss of $(0.98) million during the fourth quarter. Aspen Group corporate contributed $1.41 million of operating expenses to the $(1,020,004) Adjusted EBITDA loss for the fourth quarter.

Fiscal 2018 Fourth Quarter Operational Highlights:

AGI New Student Enrollments

AGI delivered a company record of 1,273 total new student enrollments for the fiscal 2018 fourth quarter. Aspen University accounted for 1,096 new student enrollments (includes 116 Doctoral enrollments), while USU accounted for 177 new student enrollments (primarily FNP enrollments).

	HISTORICAL ENROLLMENTS:					NEW ENROLLMENT METHODOLOGY:*
	(Unconditional + Conditional Accepts)					(Unconditional Accepts only)
	Q4’17	Q1’18	Q2’18	Q3’18	Q4’18	Q4’17**	Q1’18	Q2’18	Q3’18	Q4’18**
Aspen (Nursing + Other)	986	1,025	1,255	1,164	N/A	834	862	1,044	972	980
Aspen (Doctoral)										116
USU (FNP + Other)										177
Total						834	862	1,044	972	1,273

*

Note that starting in March, 2018, Aspen University no longer admits students without official transcripts (formerly called conditional acceptances).  This change was made for operational efficiency reasons, as the starts and revenues earned from conditional acceptance enrollments did not warrant the conditional acceptance policy to be continued. Below is a table reflecting historical enrollments (includes unconditional and conditional acceptance enrollments) against the new methodology of unconditional acceptance enrollments only.

**

From a year-over-year perspective, Aspen University had 834 enrollments (removing conditionals from fiscal Q4’17), therefore the 1,096 enrollments in fiscal Q4’18 represents a y/o/y increase of 31%.

Marketing Efficiency Ratio (MER) Analysis

AGI has developed a marketing efficiency ratio to continually monitor the performance of its business model.

Revenue per Enrollment (RPE)

Marketing Efficiency Ratio (MER) =

—————————————

Cost per Enrollment (CPE)

Cost per Enrollment (CPE)

The Cost per Enrollment measures the advertising investment spent in a given six month period, divided by the number of new student enrollments achieved in that given six month period, in order to obtain an average CPE for the period measured.

Revenue per Enrollment (RPE)

The Revenue per Enrollment takes each quarterly cohort of new degree-seeking student enrollments, and measures the amount of earned revenue including tuition and fees to determine the average RPE for the cohort measured. For the later periods of a cohort, we have used reasonable projections based off of historical results to determine the amount of revenue we will earn in later periods of the cohort.

The current CPE/RPE Marketing Efficiency Ratio for our three current degree segments is reflected in the below table.

	Enrollments***	Cost-of-Enrollment		LTV	MER
Aspen (Nursing + Other)	980	$1,124	*	$7,350	6.5X
Aspen (Doctoral)	116	$2,159	**	$12,600	5.8X
USU (FNP + Other)****	177	$1,955	**	$17,820	9.1X

* Based on a six-month rolling average
** Based on only one full quarter of marketing spend, therefore six-month rolling average will be available next quarter

***

Note that starting in March, 2018, Aspen University no longer admits students without official transcripts (formerly called conditional acceptances).  Enrollments reported in the above table includes unconditional acceptance enrollments only.

****

Note that USU to date has capped the number of FNP enrollments to 75 every other month based on guidance from the California Board of Registered Nursing (CA BRN), therefore the cost-of-enrollment is artificially high relative to the potential enrollment demand. USU’s FNP program is undergoing the standard program review with the CA BRN in July, 2018 and should that limit be increased, the cost-of-enrollment is expected to decline thereafter.

Please be advised that the two new reporting units, Aspen (Doctoral) and USU (FNP + Other), began marketing on the internet in recent months, consequently the new reporting units will have received an immaterial amount of organic/referral enrollments, so the cost-of-enrollment today is essentially a reflection of the average cost of delivering a ‘paid’ enrollment.  Aspen’s traditional business unit (Nursing + Other) today delivers over 20% of its enrollments from organic/referral sources, which is what drives down the average cost-of-enrollment in this traditional unit. Organic/referral enrollments of course will increase over time in these two new reporting units.

Aspen University’s Pre-Licensure BSN Hybrid (online/on-campus) Degree Program Update

Aspen University has just begun its first semester (July 10, 2018) for its previously announced pre-licensure Bachelor of Science in Nursing (BSN) degree program at its initial campus in Phoenix, AZ.

Aspen’s pre-licensure BSN program is offered as a full-time, three-year (nine semester) program that is specifically designed for students who do not currently hold a state nursing license and have no prior nursing experience. Aspen is admitting students into three tracks; (1) high school graduates with no prior college credits, (2) students that have less than 48 general education prerequisites completed, and (3) students that have completed all 48 general education prerequisite credits and are ready to enter the core nursing courses and clinical experiences. Aspen is currently limited to a maximum of 30 students entering the two-year core nursing program each semester based on guidance provided by the Arizona State Board of Nursing.  This 30 student limitation per semester will remain in place until the first cohort of 30 students complete the NCLEX exam in mid-2020.

The semester that started on July 10, 2018 had 93 students enrolled, of which 29 entered with all pre-requisites completed, thereby entering the final two-year core nursing program. The remaining 64 students are enrolled in general education pre-requisite courses which must be completed before being admitted into the two-year core nursing program.

Additionally, 28 of the 64 general education students that started in July are anticipated to be ready to enter the two-year core nursing program for our upcoming semester starting on November 13, therefore we anticipate having a waitlist for our final two-year core nursing program for the remainder of the academic year (November and March semesters).  Because of the overwhelming demand for our nursing program in Phoenix, the Company is now assessing alternative approaches that would allow Aspen University to open a second campus in Phoenix in calendar year 2019.

Conference Call:

Aspen Group, Inc. will host a conference call to discuss its fiscal year 2018 fourth quarter (ending April 30, 2018) financial results and business outlook on Thursday, July 12, 2018, at 4:30 p.m. (ET).   The conference call can be accessed by dialing toll-free (844) 452-6823 (U.S.) or (731) 256-5216 (international), passcode 3395974. Subsequent to the call, a transcript of the audiocast will be available from the Company’s website at ir.aspen.edu. There will also be a 7 day dial-in replay which can be accessed by dialing toll-free (855) 859-2056 or (404) 537-3406 (international), passcode 3395974.

Non-GAAP – Financial Measures:

This press release includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of Aspen Group nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on Adjusted EBITDA and EBITDA, each of which are non-GAAP financial measures. We believe that both management and shareholders benefit from referring to the following non-GAAP financial measures in planning, forecasting and analyzing future periods. Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management recognizes that the non-GAAP financial measures have inherent limitations because of the excluded items described below.

Aspen Group defines Adjusted EBITDA as earnings (or loss) from continuing operations before the items in the table below. Aspen Group excludes these expenses because they are non-cash or non-recurring in nature.

We have included a reconciliation of our non-GAAP financial measures to the most comparable financial measures calculated in accordance with GAAP. We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between Aspen Group and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

The following table presents a reconciliation of Adjusted EBITDA to net loss allocable to common shareholders, a GAAP financial measure:

	For the Years Ended April 30,
	2018	2017
Net loss	$(7,061,060)	$(1,105,260)
Interest expense	1,860,391	337,510
Depreciation & amortization	1,092,282	556,730
EBITDA (loss)	(4,008,387)	(211,020)
Program review settlement	—	323,090
Bad debt expense	535,366	44,320
Acquisition expenses	828,566	211,122
Warrant buy back expense	—	206,000
Non-recurring charges	764,253	732,971
Stock-based compensation	642,566	338,294
Adjusted EBITDA (Loss)	$(1,337,636)	$1,644,777

	For the Quarters Ended April 30,
	2018	2017
Net loss	$(3,664,486)	$(723,730)
Interest expense	1,504,701	161,848
Depreciation & amortization	460,314	133,948
EBITDA (Loss)	(1,599,471)	(427,934)
Program review settlement	—	298,090
Bad debt expense	317,222	70,000
Acquisition expenses	—	211,122
Non-recurring charges	186,147	230,537
Stock-based compensation	176,098	84,461
Adjusted EBITDA	$(1,020,004)	$466,276

About Aspen Group, Inc.:

Aspen Group, Inc. is a publicly held, for-profit post-secondary education company headquartered in New York, NY.  It owns two accredited universities, Aspen University and United States University. Aspen Group’s vision is to make college affordable again in America.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including accelerating growth, expected decline in cost of enrollments, the projected revenue per enrollment, the increase in organic referrals and anticipated waitlist for the November semester. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements are included in our filings with the SEC including our Form S-3 filed April 11, 2018, our Prospectus Supplement filed April 19, 2018 and our Form 10-K for the year ended April 30, 2018 which we expect to file July 13, 2018. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159

ASPEN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	April 30,
	2018	2017
Assets

Current assets:
Cash	$14,612,559	$2,756,217
Restricted cash	190,506	—
Accounts receivable, net of allowance of $468,174 and $328,864, respectively	6,802,723	4,434,862
Prepaid expenses	199,406	133,531
Promissory note receivable	—	900,000
Other receivables	184,569	81,464
Accrued interest receivable	—	8,000
Total current assets	21,989,763	8,314,074

Property and equipment:
Call center equipment	140,509	53,748
Computer and office equipment	230,810	103,649
Furniture and fixtures	932,454	255,984
Software	2,878,753	2,131,344
	4,182,526	2,544,725
Less accumulated depreciation and amortization	(1,320,360)	(1,090,010)
Total property and equipment, net	2,862,166	1,454,715
Goodwill	5,011,432	—
Intangible assets, net	9,641,667	—
Courseware, net	138,159	145,477
Accounts receivable, secured - net of allowance of $625,963, and $625,963, respectively	45,329	45,329
Long term contractual receivable	1,315,050	657,542
Other assets	584,966	56,417

Total assets	$41,588,532	$10,673,554

	April 30,
	2018	2017
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,227,214	$756,701
Accrued expenses	658,854	262,911
Deferred revenue	1,814,136	1,354,989
Refunds due students	815,841	310,576
Deferred rent, current portion	8,160	11,200
Convertible notes payable, current portion	1,050,000	50,000
Other current liabilities	203,371	—
Total current liabilities	6,777,576	2,746,377

Convertible note payable	1,000,000	—
Warrant Liability	—	52,500
Deferred rent	77,365	34,437
Total liabilities	7,854,941	2,833,314

Commitments and contingencies - See Note 11	—	—

Stockholders’ equity :
Preferred stock, $0.001 par value; 10,000,000 shares authorized, 0 issued and outstanding at April 30, 2018 and 2017	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized,
18,333,521 issued and 18,316,854 outstanding at April 30, 2018
13,504,012 issued and 13,487,345 outstanding at April 30, 2017	18,334	13,504
Additional paid-in capital	66,557,005	33,607,423
Treasury stock (16,667 shares)	(70,000)	(70,000)
Accumulated deficit	(32,771,748)	(25,710,687)
Total stockholders’ equity	33,733,591	7,840,240

Total liabilities and stockholders’ equity	$41,588,532	$10,673,554

ASPEN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	April 30,
	2018	2017

Revenues	$22,021,512	$14,246,696

Operating expenses
Cost of revenues (exclusive of depreciation and amortization shown separately below)	9,853,819	5,061,222
General and administrative	16,328,580	9,087,740
Program review settlement expense	—	323,090
Depreciation and amortization	1,092,283	556,730
Total operating expenses	27,274,682	15,028,782

Operating loss from operations	(5,253,170)	(782,086)

Other income (expense):
Other income	149,761	14,336
Gain on extinguishment of warrant liability	52,500	—
Interest expense	(2,010,152)	(337,510)
Total other expense, net	(1,807,891)	(323,174)

Loss from operations before income taxes	(7,061,061)	(1,105,260)

Income tax expense (benefit)	—	—

Net loss	$(7,061,061)	$(1,105,260)

Net loss per share allocable to common stockholders - basic	$(0.50)	$(0.10)

Net loss per share allocable to common stockholders - diluted	$(0.50)	$(0.10)

Weighted average number of common shares outstanding: basic	14,215,868	11,558,112

Weighted average number of common shares outstanding: diluted	14,215,868	11,558,112

ASPEN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED APRIL 30, 2018

						Total
			Additional			Stockholders'
	Common Stock		Paid-In	Treasury	Accumulated	Equity
	Shares	Amount	Capital	Stock	Deficit
Balance at April 30, 2016	11,246,512	$11,247	$26,477,162	$(70,000)	$(24,605,427)	$1,812,982

Attorney fees associated with Registration Statement	—	—	(4,017)	—	—	(4,017)
Shares issued for cash	2,000,000	2,000	7,498,000	—	—	7,500,000
Fees associated with equity raise	—	—	(560,261)	—	—	(560,261)
Stock-based compensation	—	—	338,294	—	—	338,294
Warrant buyback	208,333	208	(194,208)	—	—	(194,000)
Shares issued for services rendered	49,167	49	52,453	—	—	52,502
Net loss, for the year ended April 30, 2017	—	—	—	—	(1,105,260)	(1,105,260)
Balance at April 30, 2017	13,504,012	$13,504	$33,607,423	$(70,000)	$(25,710,687)	$7,840,240

Restricted stock issued for services	10,000	10	88,689	—	—	88,699
Stock-based compensation	—	—	642,566	—	—	642,566
Common stock issued for acquisition	1,203,209	1,203	10,214,041	—	—	10,215,244
Common stock issued for cashless warrant exercise	171,962	172	(172)	—	—	—
Common stock issued for warrants exercised for cash	87,775	88	246,292	—	—	246,380
Common stock issued for stock options exercised for cash	136,563	137	475,688	—	—	475,825
Common stock issued in equity raise	3,220,000	3,220	23,019,780	—	—	23,023,000
Warrants issued with senior secured term loan	—	—	478,428	—	—	478,428
Fees associated with equity raise	—	—	(2,215,730)	—	—	(2,215,730)
Net loss, for the year ended April 30, 2018	—	—	—	—	(7,061,061)	(7,061,061)
Balance at April 30, 2018	18,333,521	$18,334	$66,557,005	$(70,000)	$(32,771,748)	$33,733,591

ASPEN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years ended
	April 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(7,061,061)	$(1,105,260)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	535,366	44,320
Gain on extinguishment of warrant liability	(52,500)	—
Depreciation and amortization	1,092,283	556,730
Stock-based compensation	642,566	338,294
Loss on asset disposition	27,590	—
Amortization and write-off origination fees	829,794	112,500
Amortization of prepaid shares for services	80,415	52,500
Warrant buyback expense	—	206,000
Changes in operating assets and liabilities:
Accounts receivable	(3,360,277)	(2,974,073)
Prepaid expenses	(13,593)	(10,474)
Accrued interest receivable	(45,400)	(8,000)
Other receivables	(103,105)	(64,263)
Other assets	(528,549)	(25,242)
Accounts payable	1,319,268	747,500
Accrued expenses	280,697	85,937
Deferred rent	22,079	14,123
Refunds due students	505,265	199,693
Deferred revenue	(1,953)	341,555
Other liabilities	221,180	—
Net cash used in operating activities	(5,609,935)	(1,488,160)

Cash flows from investing activities:
Increase in restricted cash	(190,506)	—
Purchases of courseware	(48,388)	(8,800)
Purchases of property and equipment	(1,836,618)	(804,558)
Notes receivable	900,000	(900,000)
Cash paid in acquisition	(2,589,719)	—
Proceeds from promissory note interest receivable	53,400	—
Net cash used in investing activities	(3,711,831)	(1,713,358)

Cash flows from financing activities:
Proceeds from Equity offering	23,023,000	7,500,000
Disbursements for equity offering costs	(2,215,730)	(560,261)
Repayment of convertible note payable - related party	—	(300,000)
Repayment of loan payable - officer - related party	—	(1,000,000)
Warrant Buyback	—	(400,000)
Borrowing of bank line of credit	—	247,000
Payments for bank line of credit	—	(248,783)
Borrowing of third party line of credit	—	2,150,000
Payments of third party line of credit	—	(2,150,000)
Third party line of credit financing costs	—	(60,000)
Disbursements for registration statement	—	(4,017)
Proceeds of warrant and stock option exercises	722,204	—
Offering costs paid on debt financing	(351,366)	—
Payment of senior secured term loan	(7,500,000)	—
Proceeds from senior secured loan	7,500,000	—
Net cash provided by financing activities	21,178,108	5,173,939

(Continued)

ASPEN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Years ended
	April 30,
	2018	2017
Net increase in cash	11,856,342	1,972,421

Cash at beginning of year	2,756,217	783,796

Cash at end of year	$14,612,559	$2,756,217

Supplemental disclosure of cash flow information:
Cash paid for interest	$540,341	$297,151
Cash paid for income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing activities
Warrants issued as part of senior secured loan	$478,428	$—
Assets acquired net of liabilities assumed for non-cash consideration	$12,215,244	$—
Common stock issued for services	$88,700	$52,502
Warrant derivative liability	$—	$52,500